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                                                                     EXHIBIT 12

                          NORTHWEST NATURAL GAS COMPANY
                Computation of Ratio of Earnings to Fixed Charges
                        January 1, 1993 - March 31, 1998
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                                                                                                           Twelve
                                                                                                            Months
                                                      Year Ended December 31,                               Ended
                                      -------------------------------------------------------------------  March 31,
                                        1993          1994          1995          1996          1997         1998
                                      -------------------------------------------------------------------------------

Fixed Charges, as Defined:
     Interest on Long-Term Debt       $22,578       $21,921       $23,141      $ 23,176       $24,918       $26,009
     Other Interest                     1,906         2,473         2,252         3,448         4,500         5,146
     Amortization of Debt
      Discount and Expense                775           850           882           865           730           689
     Interest Portion of Rentals        1,701         1,697         1,764         1,798         2,111         2,111
                                      -------       -------       -------      --------       -------       -------
     Total Fixed Charges,
       as defined                     $26,960       $26,941       $28,039      $ 29,287       $32,259       $33,955
                                      =======       =======       =======      ========       =======       =======
Earnings, as defined:
     Net Income                       $37,647       $35,461       $38,065       $46,793       $43,059       $41,492
     Taxes on Income                   22,096        20,473        22,120        27,347        21,106        16,317
     Fixed Charges, as above           26,960        26,941        28,039        29,287        32,259        33,955
                                      -------       -------       -------      --------       -------       -------
     Total Earnings, as defined       $86,703       $82,875       $88,224      $103,427       $96,424       $91,764
                                      =======       =======       =======      ========       =======       =======

Ratio of Earnings to

 Fixed Charges                           3.22          3.08          3.15          3.53          2.99          2.70
                                         ====          ====          ====          ====          ====          ====
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